EXHIBIT 11

TRISM, INC.
Computation of Basic and Diluted Earnings Per Common Share
For the three months ended June 30, 2000 and 1999
(In thousands, except per share amounts, unaudited)
	Reorganized	Predecessor
	Company	Company
	June 30, 2000	June 30, 1999

Net earnings (loss)	$ (348)	$ (2,729)
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Weighted average number of shares
Basic:
Average common shares outstanding	2,000	5,702
Diluted:
Average common shares outstanding	2,000	5,702
Common share equivalents resulting from
assumed exercise of stock options	-	-
	2,000	5,702
Basic earnings (loss) per common share:
Net earnings (loss)	$ (0.17)	$ (0.48)
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Diluted earnings (loss) per share:
Net earnings (loss)	$ (0.17)	$ (0.48)
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EXHIBIT 11, continued

TRISM, INC.
Computation of Basic and Diluted Earnings Per Common Share
(In thousands, except per share amounts, unaudited)
	Reorganized	Predecessor
	Company	Company
	Four and	One and
	one half	one half	Six
	Months Ended	Months Ended	Months Ended
	June 30, 2000	February 15, 2000	June 30, 1999

Income (loss) before extraordinary item	$ (319)	$ (40,632)	$ (6,349)
and cumulative effect of accounting change

Extraordinary item, gain on extinguishment	-	42,682	-
of debt, net

Cumulative effect of accounting change, net	-	-	(274)

Net earnings (loss)	$ (319)	$ 2,050	$ (6,623)
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Weighted average number of shares

Basic:
Average common shares outstanding	2,000	5,702	5,702

Diluted:
Average common shares outstanding	2,000	5,702	5,702
Common share equivalents resulting from
assumed exercise of stock options	-	-	-

	2,000	5,702	5,702

Basic earnings (loss) per common share:

Income (loss) before extraordinary item and
cumulative effect of accounting change	$ (0.16)	$ (7.13)	$ (1.11)
Extraordinary item	-	7.49	-
Cumulative effect of accounting change	-	-	(0.05)
Net earnings (loss)	$ (0.16)	$ 0.36	$ (1.16)
	========	========	=======
Diluted earnings (loss) per share:

Income (loss) before extraordinary item and
cumulative effect of accounting change	$ (0.16)	$ (7.13)	$ (1.11)
Extraordinary item	-	7.49	-
Cumulative effect of accounting change	-	-	(0.05)
Net earnings (loss)	$ (0.16)	$ 0.36	$ (1.16)
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Earnings (Loss) Per Share

Basic earnings (loss) per share excludes dilution and is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding. Common shares outstanding include issued shares less shares held in treasury. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock (common stock equivalents). Diluted earnings per share is calculated by dividing net income by the sum of the weighted average number of common shares outstanding and dilutive common stock equivalents at the end of each reporting period. Common stock equivalents are excluded from the diluted calculation if a net loss was incurred for the period as these transactions are anti-dilutive.